Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2014

FISCAL 2014 FULL YEAR KEY FINANCIAL HIGHLIGHTS

•	Revenues of $8.57 billion compared to $8.89 billion in the prior year

•	Reported Total Segment EBITDA of $770 million compared to $688 million in the prior year

•	Adjusted EPS were $0.46 compared to $0.62 in the prior year – Reported EPS were $0.41 compared to $0.87 in the prior year (which included a non-taxable gain on the CMH and SKY Network Television Ltd. transactions and impairment charges)

•	Free Cash Flow Available to News Corp improved by $293 million to $365 million

NEW YORK, NY – August 7, 2014 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2014.

Commenting on the results, Chief Executive Robert Thomson said:

“We finished our first full year as the new News Corp and made significant progress in achieving the mission we articulated at the outset – to be more global and more digital through organic growth, product launches and strategic acquisitions. Thanks to the exciting e-evolution of News Corp’s leading global brands, we are enjoying enhanced engagement with our expanding paid audiences, underscoring the growth potential of our diverse portfolio.

In addition to acquiring Storyful in December, strengthening our video reach and depth, we completed the Harlequin acquisition last week – which brings an international digital platform to HarperCollins. REA, our digital real estate services company, continues to show impressive top- and bottom-line growth, while importantly, expanding to new markets – most recently in Southeast Asia through an investment in iProperty. While we are operating in a challenging advertising environment, our results highlight the diversification of our portfolio and our cost discipline, leading to improved free cash flow and a firm foundation for sustained growth.”

FULL YEAR RESULTS

The Company reported fiscal 2014 full year total revenues of $8.57 billion, a 4% decrease as compared to the prior year revenues of $8.89 billion. The majority of the revenue decline reflects lower advertising revenues at the News and Information Services segment, foreign currency fluctuations and the sale of the Dow Jones Local Media Group (“LMG”), partially offset by the inclusion of FOX SPORTS Australia, which News Corp began consolidating in November 2012 following the Consolidated Media Holdings (“CMH”) acquisition, and strong performance in the Book Publishing and Digital Real Estate Services segments. Adjusted revenues (as defined in Note 1) were 1% lower than the prior year.

The Company reported full year Total Segment EBITDA of $770 million, a 12% increase as compared to $688 million in the prior year. These results include $72 million in fees and costs in fiscal 2014 and $183 million in fiscal 2013 – net of indemnification – related to the U.K. Newspaper Matters (as defined below). The improvement was also driven by the consolidation of FOX SPORTS Australia and the strong performance in the

Book Publishing and Digital Real Estate Services segments, offset by adverse foreign currency fluctuations, declines at the News and Information Services segment and higher investment at Amplify compared to the prior year. Adjusted Total Segment EBITDA (as defined in Note 1) decreased 2% compared to the prior year.

Net income available to News Corporation stockholders was $237 million as compared to $506 million in the prior year, which included a non-taxable gain on the CMH and SKY Network Television Ltd. transactions within Other, net as well as impairment charges. Impairment and restructuring charges were $94 million and $1,737 million in the fiscal years ended June 30, 2014 and 2013, respectively. Adjusted net income available to News Corporation stockholders (as defined in Note 3) was $268 million compared to $357 million in the prior year.

Net income per share available to News Corporation stockholders was $0.41 as compared to $0.87 in the prior year. Adjusted EPS (as defined in Note 3) were $0.46 compared to $0.62 in the prior year.

Free cash flow available to News Corporation improved by $293 million in the fiscal year ended June 30, 2014 to $365 million, from $72 million in the prior year.

FOURTH QUARTER RESULTS

The Company reported fiscal 2014 fourth quarter total revenues of $2.19 billion, a 3% decrease as compared to the prior year fourth quarter revenues of $2.26 billion. The majority of the revenue decline reflects lower advertising revenues at the News and Information Services segment, the sale of LMG and foreign currency fluctuations, partially offset by strong performance in the Book Publishing and Digital Real Estate Services segments. Adjusted revenues were 1% lower than the corresponding prior year period.

The Company’s fourth quarter Total Segment EBITDA of $127 million, which includes the fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $16 million, was a 2% decrease as compared to $130 million in the prior year. This decline was primarily driven by weakness at the News and Information Services segment and adverse foreign currency fluctuations, partially offset by the strong performance in the Book Publishing and Digital Real Estate Services segments and lower costs in the Other segment. Adjusted Total Segment EBITDA decreased 7% compared to the prior year.

Net income available to News Corporation stockholders was $12 million as compared to a loss of $1,124 million in the prior year. Impairment and restructuring charges were $21 million and $1,506 million in the three months ended June 30, 2014 and 2013, respectively. Adjusted net income available to News Corporation stockholders was $6 million compared to $69 million in the prior year.

Net income per share available to News Corporation stockholders was $0.02 as compared to a net loss per share of ($1.94) in the prior year. Adjusted EPS were $0.01 compared to $0.12 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2014	2013	% Change	2014	2013	% Change
	(in millions)			(in millions)

Revenues:
News and Information Services	$1,558	$1,662	(6)%	$6,153	$6,731	(9)%
Cable Network Programming	136	146	(7)%	491	324	52%
Digital Real Estate Services	113	91	24%	408	345	18%
Book Publishing	361	329	10%	1,434	1,369	5%
Digital Education	18	25	(28)%	88	102	(14)%
Other	—	4	(100)%	—	20	(100)%

Total Revenues	$2,186	$2,257	(3)%	$8,574	$8,891	(4)%

Segment EBITDA:
News and Information Services	$131	$211	(38)%	$665	$795	(16)%
Cable Network Programming	19	19	—%	128	63	**
Digital Real Estate Services	62	46	35%	214	168	27%
Book Publishing	33	22	50%	197	142	39%
Digital Education(a)	(53)	(52)	2%	(193)	(141)	37%
Other(b)	(65)	(116)	(44)%	(241)	(339)	(29)%

Total Segment EBITDA	$127	$130	(2)%	$770	$688	12%

** - Not meaningful

(a)	In the fourth quarter of fiscal 2014, the Company revised the composition of its reporting segments to present the digital education business as a separate segment. All prior periods have been reclassified to reflect the revised segment presentation.
(b)	Other Segment EBITDA for the three months and fiscal year ended June 30, 2014 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $16 million and $72 million, respectively. Other Segment EBITDA for the three months and fiscal year ended June 30, 2013 includes fees and costs related to the U.K. Newspaper Matters of $39 million and $183 million, respectively.

News and Information Services

Full Year Segment Results

Fiscal 2014 full year revenues decreased $578 million, or 9%, compared to the prior year. Australian newspapers revenues declined 18%, of which 10% was related to foreign currency, and accounted for the majority of the Segment revenue decline compared to the prior year. Total segment advertising revenues declined 10%, driven primarily by weakness in the print advertising market coupled with the negative impact of foreign currency and the absence of results from LMG, partially offset by continued growth at News America Marketing led by in-store advertising. Circulation and subscription revenues declined 5%, primarily due to the continued decline in professional information business (formerly Institutional) revenues at Dow Jones, the absence of results from LMG and lower print circulation volume, partially offset by cover price increases in the U.K. and at several Australian newspapers as well as higher subscription pricing at The Wall Street Journal and WSJ.com. Adjusted revenues declined 5% compared to the prior year.

Full year Segment EBITDA decreased $130 million, or 16%, as compared to the prior year. Results were impacted by continued revenue weakness in the Australian market and Dow Jones’ professional information business, coupled with the sale of LMG, incremental dual rent and other facility costs related to the relocation of the Company’s London operations of $21 million, which are primarily non-cash, and higher marketing expenses at News UK. The declines were partially offset by the growth in News America Marketing’s in-store advertising revenues. Adjusted Segment EBITDA decreased 13% compared to the prior year.

Fourth Quarter Segment Results

Revenues for the fourth quarter of fiscal 2014 decreased $104 million, or 6%, compared to the prior year, which was driven by a 9% decline in advertising revenues and a 4% decline in circulation revenues. Adjusted revenues declined 5% compared to the prior year. Segment EBITDA decreased $80 million in the quarter, or 38%, as compared to the prior year. The decline was driven by $11 million of dual rent and other facility costs, as noted above, combined with higher marketing expenses and severance costs at News UK. Adjusted Segment EBITDA decreased 34% compared to the prior year.

Cable Network Programming

Full Year Segment Results

Fiscal 2014 full year revenues were $491 million and Segment EBITDA was $128 million. The increases relative to the prior year primarily reflect the consolidation of FOX SPORTS Australia in November 2012.

On a stand-alone basis, revenues declined 5% versus the prior year revenues of $516 million, as the gains from higher affiliate pricing, increased digital platform subscribers and advertising growth were more than offset by adverse foreign currency fluctuations. Full year Segment EBITDA decreased 2% compared to the prior year stand-alone Segment EBITDA of $130 million (consisting of operating income of $101 million and depreciation and amortization of $29 million), primarily driven by higher expenses associated with the National Rugby League rights contract and adverse foreign currency fluctuations, partially offset by the absence of domestic cricket rights costs.

Adjusted revenues and Adjusted Segment EBITDA for the full year increased 2% and 32%, respectively, compared to the prior year.

Fourth Quarter Segment Results

In the fourth quarter of fiscal 2014, revenues decreased $10 million, or 7%, compared to the prior year. Segment EBITDA in the quarter was flat compared to the prior year. Adjusted revenues decreased 2% and Adjusted Segment EBITDA increased 11%, compared to the prior year.

Digital Real Estate Services

Full Year Segment Results

Fiscal 2014 revenues increased $63 million, or 18%, compared to the prior year, primarily reflecting increased listing depth penetration across the product range. Segment EBITDA increased $46 million, or 27%, compared to the prior year primarily due to the increased revenues as noted above. Adjusted revenues and Adjusted Segment EBITDA increased 31% and 41%, respectively, compared to the prior year.

Fourth Quarter Segment Results

Revenues in the quarter increased $22 million, or 24%, and Segment EBITDA in the quarter increased $16 million, or 35%, compared to the prior year. Adjusted revenues and Adjusted Segment EBITDA increased 33% and 41%, respectively, compared to the prior year.

Book Publishing

Full Year Segment Results

Full year revenues increased $65 million, or 5%, compared to the prior year driven by the success of the Divergent series by Veronica Roth which sold more than 19 million net units throughout the year, as well as The First Phone Call From Heaven by Mitch Albom and The Pioneer Woman Cooks: A Year of the Holidays by Ree Drummond, partially offset by the impact of the divestiture of the Women of Faith live events business. E-book revenues improved by 35% versus the prior year and represented 22% of consumer revenues, up from 17% in the prior year. Segment EBITDA increased $55 million, or 39%, from the prior year, benefiting from the higher contribution to profits from e-books and ongoing operational efficiencies coupled with higher revenues, partially offset by dual rent and other facility costs. Adjusted revenues increased 6% and Adjusted Segment EBITDA increased 38%, compared to the prior year.

Fourth Quarter Segment Results

Revenues in the quarter increased $32 million, or 10%, compared to the prior year driven by the continued popularity of the Divergent series. E-book revenues increased 23% versus the prior year period and represented 22% of consumer revenues, up from 19% in the prior year. Segment EBITDA increased $11 million, or 50%, from the prior year. Adjusted revenues increased 9% and Adjusted Segment EBITDA increased 43%, compared to the prior year.

Digital Education

Full Year Segment Results

Revenues for the full year decreased $14 million, or 14%, compared to the prior year, primarily due to declines related to lower project-based consulting revenues at Amplify Insight. Segment EBITDA decreased $52 million, or 37% compared to the prior year primarily due to increased product and curriculum development investment.

Fourth Quarter Segment Results

Revenues in the quarter decreased $7 million, or 28%, and Segment EBITDA declined $1 million, or 2%.

Other

Full Year Segment Results

Full year Segment EBITDA improved by $98 million, primarily due to decreased fees and costs, net of indemnification, related to the claims and investigations arising from certain conduct at The News of the World (the “U.K. Newspaper Matters”) of approximately $111 million and the absence of costs at the non-core Australian digital businesses that were sold in 2013 of approximately $35 million. The declines were partially offset by higher costs of approximately $20 million incurred by the corporate Strategy and Creative Group related to the development of new products and services and international rights acquisitions and higher corporate overhead expenses of approximately $10 million compared to an allocated basis utilized during fiscal 2013.

Prior to the separation, the Company’s Statement of Operations included allocations of general corporate expenses for certain support functions that were provided on a centralized basis by 21st Century Fox. For the fiscal year ended June 30, 2014, the Company’s Statement of Operations reflects actual corporate overhead costs incurred by the Company as it performed these functions using its own resources or purchased services from either third parties or 21st Century Fox.

In fiscal 2014, News Corp incurred gross fees and costs of $169 million ($72 million net of indemnification from 21st Century Fox) related to the U.K. Newspaper Matters. This is comparable to $183 million incurred in the prior year.

Fourth Quarter Segment Results

Segment EBITDA in the quarter improved by $51 million, due to decreased fees and costs, net of indemnification, related to the U.K. Newspaper Matters of approximately $23 million and lower corporate overhead expenses of $20 million compared to an allocated basis utilized during fiscal 2013, as noted above. In the fourth quarter, News Corp incurred gross fees and costs of $32 million ($16 million net of indemnification from 21st Century Fox) related to the U.K. Newspaper Matters, which is comparable to $39 million incurred in the prior year.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Full year equity earnings from affiliates were $90 million compared to $100 million in the prior year. The lower contribution primarily reflects the absence of the Company’s 44% stake in SKY Network Television Ltd. which was sold in March 2013 and the consolidation of FOX SPORTS Australia in November 2012. Partially offsetting this decline was a higher contribution from Foxtel, mainly due to the Company’s increased ownership to 50% from 25% in November 2012.

Equity earnings from affiliates for the fourth quarter were $37 million compared to $19 million in the prior year.

	For the three months ended June 30,		For the fiscal years ended June 30,
	2014	2013	2014	2013
	(in millions)		(in millions)

Foxtel(a)	$37	$36	$90	$66

Pay television and cable network programming equity affiliates(b)	—	(1)	—	51
Other equity affiliates, net	—	(16)	—	(17)

Total equity earnings of affiliates	$37	$19	$90	$100

(a)	The Company owned 25% of Foxtel through November 2012. In November 2012, the Company increased its ownership in Foxtel to 50% as a result of the CMH acquisition. The Company amortized $16 million and $62 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2014, respectively, and $17 million and $43 million in the corresponding periods of fiscal 2013, respectively. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.
(b)	Includes equity earnings of FOX SPORTS Australia and SKY Network Television Ltd. The Company acquired the remaining interest in FOX SPORTS Australia in November 2012 as a result of the CMH acquisition and sold its investment in SKY Network Television Ltd. in March 2013. The results of FOX SPORTS Australia have been included within the Cable Network Programming segment in the Company’s consolidated results of operations since November 2012.

On a U.S. GAAP basis, full year Foxtel revenues decreased $287 million to $2,897 million from $3,184 million due to foreign currency fluctuations. In local currency, revenues were 2% higher in the current year as a result of growth in subscriber revenues. Foxtel EBITDA decreased $29 million to $903 million from $932 million due to adverse foreign currency fluctuations. In local currency, Foxtel EBITDA was 8% higher primarily due to increased revenues and lower costs as compared to the prior year. Total closing subscribers were approximately 2.6 million as of June 30, 2014, a 6% increase compared to the prior year period driven by an increase in digital platform subscribers. Cable and satellite churn improved to 12.5% from 14.2% in the prior year. Broadcast residential ARPU was A$96, a 1% improvement compared to the prior year.

Foxtel operating income for the year ended June 30, 2014 and 2013 after depreciation and amortization of $349 million and $441 million, respectively, was $554 million and $491 million, respectively.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group Limited (“REA Group”) free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2014	2013
	(in millions)

Net cash provided by operating activities	$854	$501
Less: Capital expenditures	(379)	(332)

	475	169
Less: REA Group free cash flow	(145)	(127)
Plus: Cash dividends received from REA Group	35	30

Free cash flow available to News Corporation	$365	$72

Free cash flow available to News Corporation in the fiscal year ended June 30, 2014 improved by $293 million to $365 million from $72 million in the prior year. This improvement was primarily driven by the increase in Cable Network Programming Segment EBITDA resulting from the consolidation of FOX SPORTS Australia of $65 million, lower restructuring payments of $174 million, lower payments for fees and costs related to the U.K. Newspaper Matters of $108 million and lower pension contributions of $81 million. The improvement was partially offset by lower cash distributions of $67 million primarily from the absence of cash distributions from SKY Network Television Ltd. as the Company sold the investment in March 2013.

SUBSEQUENT EVENTS

In August 2014, the Company completed its acquisition of Harlequin Enterprises Limited (“Harlequin”) from Torstar Corporation for a purchase price of C$455 million (approximately US$420 million), subject to certain adjustments. Harlequin is a leading publisher of women’s fiction, and this acquisition extends HarperCollins’ global platform, particularly in Europe and Asia Pacific. Harlequin will operate as a division of HarperCollins Publishers, and its results will be included within the Book Publishing segment.

In July 2014, REA purchased 31,283,140 shares, or 17.22%, of iProperty Group Limited (ASX: IPP) from SeLoger.com SA, for a total cash consideration of AUD $106 million (US$100 million). iProperty Group has online property advertising operations in Malaysia, Indonesia, Hong Kong, Macau and Singapore, as well as investments in India and the Philippines.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm Eastern Time on August 7, 2014. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2014	2013	2014	2013

Revenues:
Advertising	$1,029	$1,096	$4,019	$4,346
Circulation and Subscription	683	704	2,688	2,669
Consumer	344	317	1,374	1,286
Other	130	140	493	590

Total Revenues	2,186	2,257	8,574	8,891

Operating expenses	(1,311)	(1,380)	(5,139)	(5,420)
Selling, general and administrative	(748)	(747)	(2,665)	(2,783)
Depreciation and amortization	(157)	(150)	(578)	(548)
Impairment and restructuring charges	(21)	(1,506)	(94)	(1,737)
Equity earnings of affiliates	37	19	90	100
Interest, net	18	23	68	77
Other, net	20	24	(653)	1,593

Income (loss) before income tax benefit	24	(1,460)	(397)	173
Income tax benefit	5	347	691	374

Net income (loss)	29	(1,113)	294	547
Less: Net income attributable to noncontrolling interests	(16)	(11)	(55)	(41)

Net income (loss) attributable to News Corporation stockholders	13	(1,124)	239	506
Less: Adjustments to Net income (loss) attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	(1)	—	(2)	—

Net income (loss) available to News Corporation stockholders	$12	$(1,124)	$237	$506

Net income (loss) available to News Corporation stockholders per share
Basic and diluted	$0.02	$(1.94)	$0.41	$0.87

Weighted average shares outstanding:
Basic	579	579	579	579
Diluted	580	579	580	579

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2014	As of June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,145	$2,381
Amounts due from 21st Century Fox	66	247
Receivables, net	1,388	1,335
Other current assets	671	680

Total current assets	5,270	4,643

Non-current assets:
Investments	2,609	2,499
Property, plant and equipment, net	3,009	2,992
Intangible assets, net	2,137	2,186
Goodwill	2,782	2,725
Other non-current assets	682	598

Total assets	$16,489	$15,643

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$276	$242
Accrued expenses	1,188	1,108
Deferred revenue	369	389
Other current liabilities	431	432

Total current liabilities	2,264	2,171

Non-current liabilities:
Retirement benefit obligations	272	345
Deferred income taxes	224	152
Other non-current liabilities	310	279

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,390	12,281
Retained earnings	237	—
Accumulated other comprehensive income	610	271

Total News Corporation stockholders’ equity	13,243	12,558
Noncontrolling interests	156	118

Total equity	13,399	12,676

Total liabilities and equity	$16,489	$15,643

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended June 30,
	2014	2013

Operating activities:
Net Income	$294	$547

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	578	548
Equity earnings of affiliates	(90)	(100)
Cash distributions received from affiliates	153	220
Impairment charges, net of tax	14	1,138
Other, net	(68)	(1,593)
Deferred income taxes and taxes payable	32	(153)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(105)	—
Inventories, net	23	(15)
Accounts payable and other liabilities	126	44
Pension and postretirement benefit plans	(103)	(135)

Net cash provided by operating activities	854	501

Investing activities:
Capital expenditures	(379)	(332)
Acquisitions, net of cash acquired	(45)	(2,156)
Investments in equity affiliates and other	(1)	(5)
Other investments	(83)	(7)
Proceeds from dispositions	202	826

Net cash used in investing activities	(306)	(1,674)

Financing activities:
Net transfers from 21st Century Fox and affiliates	217	2,749
Repayment of borrowings acquired in the CMH acquisition	—	(235)
Dividends paid	(24)	(20)
Purchase of subsidiary shares from noncontrolling interest	—	(8)
Other, net	(4)	—

Net cash provided by financing activities	189	2,486

Net increase in cash and cash equivalents	737	1,313
Cash and cash equivalents, beginning of period	2,381	1,133
Exchange movement on opening cash balance	27	(65)

Cash and cash equivalents, end of period	$3,145	$2,381

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2014 and 2013.

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2014	2013	Difference	2014	2013	Difference
	(in millions)			(in millions)

As reported	$2,186	$2,257	$(71)	$127	$130	$(3)

Impact of acquisitions	(2)	—	(2)	1	—	1

Impact of divestitures	(3)	(48)	45	—	(4)	4

Impact of foreign currency fluctuations	5	—	5	9	—	9

Net impact of U.K. Newspaper Matters	—	—	—	16	39	(23)

As adjusted	$2,186	$2,209	$(23)	$153	$165	$(12)

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2014	2013	Difference	2014	2013	Difference
	(in millions)			(in millions)

As reported	$8,574	$8,891	$(317)	$770	$688	$82

Impact of acquisitions	(198)	—	(198)	(53)	—	(53)

Impact of divestitures	(46)	(219)	173	(4)	(21)	17

Impact of foreign currency fluctuations	231	—	231	47	—	47

Net impact of U.K. Newspaper Matters	—	—	—	72	183	(111)

As adjusted	$8,561	$8,672	$(111)	$832	$850	$(18)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2014 and 2013 are as follows:

	For the three months ended June 30,
	2014	2013	% Change
	(in millions)

Adjusted Revenues:
News and Information Services	$1,546	$1,619	(5)%
Cable Network Programming	143	146	(2)%
Digital Real Estate Services	121	91	33%
Book Publishing	358	328	9%
Digital Education	18	25	(28)%
Other	—	—	**

Adjusted Total Revenues	$2,186	$2,209	(1)%

Adjusted Segment EBITDA:
News and Information Services	$136	$205	(34)%
Cable Network Programming	21	19	11%
Digital Real Estate Services	65	46	41%
Book Publishing	33	23	43%
Digital Education	(53)	(52)	2%
Other	(49)	(76)	(36)%

Adjusted Total Segment EBITDA	$153	$165	(7)%

** - Not meaningful

	For the fiscal years ended June 30,
	2014	2013	% Change
	(in millions)

Adjusted Revenues:
News and Information Services	$6,258	$6,557	(5)%
Cable Network Programming	331	324	2%
Digital Real Estate Services	453	345	31%
Book Publishing	1,431	1,344	6%
Digital Education	88	102	(14)%
Other	—	—	**

Adjusted Total Revenues	$8,561	$8,672	(1)%

Adjusted Segment EBITDA:
News and Information Services	$676	$773	(13)%
Cable Network Programming	83	63	32%
Digital Real Estate Services	237	168	41%
Book Publishing	198	143	38%
Digital Education	(193)	(141)	37%
Other	(169)	(156)	8%

Adjusted Total Segment EBITDA	$832	$850	(2)%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2014 and 2013.

	For the three months ended June 30, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,558	$(2)	$(3)	$(7)	$—	$1,546
Cable Network Programming	136	—	—	7	—	143
Digital Real Estate Services	113	—	—	8	—	121
Book Publishing	361	—	—	(3)	—	358
Digital Education	18	—	—	—	—	18
Other	—	—	—	—	—	—

Total Revenues	$2,186	$(2)	$(3)	$5	$—	$2,186

Segment EBITDA:
News and Information Services	$131	$1	$—	$4	$—	$136
Cable Network Programming	19	—	—	2	—	21
Digital Real Estate Services	62	—	—	3	—	65
Book Publishing	33	—	—	—	—	33
Digital Education	(53)	—	—	—	—	(53)
Other	(65)	—	—	—	16	(49)

Total Segment EBITDA	$127	$1	$—	$9	$16	$153

	For the three months ended June 30, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$1,662	$—	$(43)	$—	$—	$1,619
Cable Network Programming	146	—	—	—	—	146
Digital Real Estate Services	91	—	—	—	—	91
Book Publishing	329	—	(1)	—	—	328
Digital Education	25	—	—	—	—	25
Other	4	—	(4)	—	—	—

Total Revenues	$2,257	$—	$(48)	$—	$—	$2,209

Segment EBITDA:
News and Information Services	$211	$—	$(6)	$—	$—	$205
Cable Network Programming	19	—	—	—	—	19
Digital Real Estate Services	46	—	—	—	—	46
Book Publishing	22	—	1	—	—	23
Digital Education	(52)	—	—	—	—	(52)
Other	(116)	—	1	—	39	(76)

Total Segment EBITDA	$130	$—	$(4)	$—	$39	$165

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2014 and 2013.

	For the fiscal year ended June 30, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$6,153	$(3)	$(41)	$149	$—	$6,258
Cable Network Programming	491	(191)	—	31	—	331
Digital Real Estate Services	408	(1)	—	46	—	453
Book Publishing	1,434	(3)	(5)	5	—	1,431
Digital Education	88	—	—	—	—	88
Other	—	—	—	—	—	—

Total Revenues	$8,574	$(198)	$(46)	$231	$—	$8,561

Segment EBITDA:
News and Information Services	$665	$2	$(4)	$13	$—	$676
Cable Network Programming	128	(54)	—	9	—	83
Digital Real Estate Services	214	(1)	—	24	—	237
Book Publishing	197	—	—	1	—	198
Digital Education	(193)	—	—	—	—	(193)
Other	(241)	—	—	—	72	(169)

Total Segment EBITDA	$770	$(53)	$(4)	$47	$72	$832

	For the fiscal year ended June 30, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)

Revenues:
News and Information Services	$6,731	$—	$(174)	$—	$—	$6,557
Cable Network Programming	324	—	—	—	—	324
Digital Real Estate Services	345	—	—	—	—	345
Book Publishing	1,369	—	(25)	—	—	1,344
Digital Education	102	—	—	—	—	102
Other	20	—	(20)	—	—	—

Total Revenues	$8,891	$—	$(219)	$—	$—	$8,672

Segment EBITDA:
News and Information Services	$795	$—	$(22)	$—	$—	$773
Cable Network Programming	63	—	—	—	—	63
Digital Real Estate Services	168	—	—	—	—	168
Book Publishing	142	—	1	—	—	143
Digital Education	(141)	—	—	—	—	(141)
Other	(339)	—	—	—	183	(156)

Total Segment EBITDA	$688	$—	$(21)	$—	$183	$850

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income.

	For the three months ended June 30,
	2014	2013	Change	% Change
		(in millions)

Revenues	$2,186	$2,257	$(71)	(3)%
Operating expenses	(1,311)	(1,380)	69	(5)%
Selling, general and administrative	(748)	(747)	(1)	—%

Total Segment EBITDA	127	130	(3)	(2)%
Depreciation and amortization	(157)	(150)	(7)	5%
Impairment and restructuring charges	(21)	(1,506)	1,485	(99)%
Equity earnings of affiliates	37	19	18	95%
Interest, net	18	23	(5)	(22)%
Other, net	20	24	(4)	**

Income (loss) before income tax benefit	24	(1,460)	1,484	**
Income tax benefit	5	347	(342)	(99)%

Net income (loss)	$29	$(1,113)	$1,142	**

** - Not meaningful

	For the fiscal years ended June 30,
	2014	2013	Change	% Change
		(in millions)

Revenues	$8,574	$8,891	$(317)	(4)%
Operating expenses	(5,139)	(5,420)	281	(5)%
Selling, general and administrative	(2,665)	(2,783)	118	(4)%

Total Segment EBITDA	770	688	82	12%
Depreciation and amortization	(578)	(548)	(30)	5%
Impairment and restructuring charges	(94)	(1,737)	1,643	(95)%
Equity earnings of affiliates	90	100	(10)	(10)%
Interest, net	68	77	(9)	(12)%
Other, net	(653)	1,593	(2,246)	**

(Loss) income before income tax benefit	(397)	173	(570)	**
Income tax benefit	691	374	317	85%

Net income	$294	$547	$(253)	(46)%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2014 and 2013.

	For the three months ended June 30, 2014		For the three months ended June 30, 2013
	Net income available to stockholders	EPS	Net income (loss) available to stockholders	EPS
	(in millions, except per share data)

As reported	$12	$0.02	$(1,124)	$(1.94)

U.K. Newspaper Matters	16	0.03	39	0.07

Impairment and restructuring charges	21	0.03	1,506	2.60

Other, net	(20)	(0.03)	(24)	(0.04)

Tax impact on items above	(23)	(0.04)	(328)	(0.57)

As adjusted	$6	$0.01	$69	$0.12

	For the fiscal year ended June 30, 2014		For the fiscal year ended June 30, 2013
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)

As reported	$237	$0.41	$506	$0.87

U.K. Newspaper Matters	72	0.13	183	0.32

Impairment and restructuring charges	94	0.16	1,737	3.00

Other, net(a)	653	1.13	(1,593)	(2.75)

Tax impact on items above(b)	(788)	(1.37)	(476)	(0.82)

As adjusted	$268	$0.46	$357	$0.62

(a)	Other, net for the fiscal year ended June 30, 2014 primarily includes a foreign tax refund paid to 21st Century Fox offset by a gain on a third party pension contribution and gain on sale of Australian property. Other, net for the fiscal year ended June 30, 2013 primarily includes the non-taxable gain from the CMH and SKY Network Television Ltd. transactions.
(b)	Tax impact on items above for the fiscal ended June 30, 2014 primarily includes a foreign tax refund of $721 million which has an offsetting payable to 21st Century Fox included within Other, net above.